Press Release

Contact: Trey Whichard (713) 462-4239

Release: 7:00 AM EST

BJ SERVICES COMPANY ANNOUNCES

REDEMPTION OF

CONVERTIBLE SENIOR NOTES DUE 2022

HOUSTON--March 25, 2005. BJ Services Company (BJS -- NYSE, CBOE, PCX) (the "Company") announced today that it has called for the redemption of all of its outstanding Convertible Senior Notes due 2022 (the "Notes"). The aggregate redemption price is approximately $422.4 million ($817.99 per $1,000 principal amount), plus accrued and unpaid interest to, but excluding, the redemption date, which is April 25, 2005. The Company intends to fund the redemption of the Notes from cash. Holders will have the right to elect to convert their Notes to shares of the Company's common stock, par value $.10 per share, at any time prior to the close of business on the second business day before the redemption date, in accordance with the terms of the indenture governing the Notes. If any holder exercises such right, the Company has the right to settle the conversion in cash, common stock or a combination thereof.

This press release contains forward-looking statements. These statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, consequences of changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

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BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.